Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH
14% INCREASE IN NET INCOME

Monett, MO, August 13, 2013 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced fiscal 2013 results. Total revenue increased 10% compared to the prior fiscal year to $1,129.4 million and gross profit increased 13% to $477.0 million. Net income rose 14% compared to the prior fiscal year to $176.6 million.
For the quarter ended June 30, 2013, the company generated total revenue of $298.1 million compared to $266.6 million in the same quarter a year ago. Gross profit increased to $124.2 million from $108.5 million in the fourth quarter of last fiscal year. Net income in the current quarter was $47.7 million, or $0.55 per diluted share, compared to $43.3 million, or $0.50 per diluted share in the same quarter a year ago.
In fiscal 2013, total revenue was $1,129.4 million compared to $1,027.1 million in fiscal 2012. Gross profit increased to $477.0 million compared to $423.7 million during last fiscal year. Net income for the current year was $176.6 million, or $2.04 per diluted share, compared to $155.0 million, or $1.78 per diluted share for the prior year.
According to Jack Prim, CEO, “We are very pleased to announce record revenue, earnings and backlog of future business for the fourth quarter and full fiscal year.  A year ago for the first time we closed the fiscal year with over $1 billion in total revenue and company market capitalization of over $3 billion.  This year we followed that performance with double digit organic revenue growth and market cap of over $4 billion. We delivered a balanced performance that benefited our shareholders, customers and employees.”
Operating Results
“We finished our fiscal 2013 the same way we started it, with a strong contribution of 12% total growth from our Support and Services revenue,” stated Tony Wormington, President. “Our Support and Services revenue represented 90% of total revenue for fiscal 2013, and continued to drive the overall revenue growth for our company. Within this line we continued to see strong growth in all of our electronic payment offerings with 16% growth in revenue for the quarter and 17% for the entire year compared to the same periods last year and in our OutLink (data and item processing) offering which grew 23% for the quarter and 12% for the year. Overall our Support and Services revenue grew 14% for the quarter compared to a year ago and grew 12% for the entire year.”
License revenue for the fourth quarter decreased to $12.1 million, or 4% of fourth quarter total revenue, from $14.0 million, or 5% of fourth quarter total revenue a year ago. Support and service revenue increased 14% to $269.9 million, or 91% of total revenue in the fourth quarter of fiscal 2013 from $236.8 million, or 89% of total revenue for the same period a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $15.0 million or 16% in the fourth quarter compared to the same quarter a year ago. Hardware sales in the fourth quarter of fiscal 2013 increased 2% to $16.2 million, or 5% of total revenue, from $15.9 million, or 6% of total revenue in the fourth quarter of last fiscal year.
For the fiscal year 2013, license revenue was $54.8 million, which was consistent with license revenue in fiscal 2012 of $54.8 million, and was 5% of total revenue in both years. There was growth in all components of support and service revenue in fiscal 2013 resulting in a 12% increase in support and service revenue, which expanded to $1,015.2 million from $909.2 million last year. Support and service was 90% of total revenue in fiscal 2013, up slightly from 89% a year ago. Hardware revenue for the fiscal year decreased 6% to $59.4 million, or 5% of total revenue, from $63.1 million, or 6% of total revenue, in fiscal 2012.
Cost of sales for the fourth quarter increased 10% to $173.9 million from $158.1 million for the fourth quarter in fiscal 2012. Gross profit increased 14% to $124.2 million for the fourth quarter this fiscal year from $108.5 million last year. Gross margin was 42% in the fourth quarter compared to 41% in the same quarter last year.
Cost of sales for fiscal year 2013 increased 8%, to $652.4 million from $603.4 million for the same period ended June 30, 2012. Gross profit increased 13% to $477.0 million compared to $423.7 million last year. Gross margin was 42% for fiscal 2013 compared to 41% last year.
Gross margin on license revenue for the fourth quarter of fiscal 2013 was 91% compared to 90% in the fourth quarter of fiscal 2012. For fiscal year 2013 gross margin on license was 91% compared to 89% in the same period a year ago. The change in license gross margin is a result of fluctuations in the sales mix of products delivered. Support and service gross margin was 40% in the fourth quarter of fiscal 2013, compared to 39% in the same period in fiscal 2012. The support and service gross margin was 41% for fiscal year 2013 and 39% for fiscal year 2012. Hardware gross margins increased for the fourth quarter to 26% compared to 25% for the same quarter last year. Hardware gross margins decreased to 26% for the fiscal year from 27% last fiscal year.

JKHY Fiscal Year Net Income Increases 14%
August 13, 2013

Operating expenses increased 8% in the fourth quarter of fiscal 2013 compared to the same quarter a year ago. Selling and marketing expenses were $20.6 million, or 7% of total revenue in the fiscal 2013 fourth quarter and $20.6 million in the fiscal 2012 fourth quarter, or 8% of prior year fourth quarter revenue. Research and development expense increased 10% to $16.9 million from $15.4 million for the fourth quarter in fiscal 2012, and was 6% of total revenue in both years. General and administrative costs increased 22% in the current year fourth quarter to $13.9 million, or 5% of total revenue, from $11.4 million, or 4% of total revenue, in the fourth quarter of fiscal 2012.
For the fiscal year ending June 30, 2013, operating expenses increased 13% to $211.4 million, compared to $187.5 million for last year, related to the impact of widespread flooding caused by Hurricane Sandy on our Lyndhurst, New Jersey item processing center during the year and increased commission expenses in line with increased revenue. Selling and marketing expenses increased 7% in fiscal year 2013 to $81.6 million from $76.5 million in the prior year, and was 7% of total revenue for both fiscal years. Research and development expense increased 4% to $63.2 million for fiscal 2013 from $60.9 million last year, and was 6% of total revenue in both years. General and administrative costs increased 33% to $66.6 million, or 6% of total revenue, in fiscal year 2013 from $50.1 million, or 5% of total revenue, last year.
Operating income increased 19% to $72.9 million, or 24% of fourth quarter revenue, compared to $61.2 million, or 23% of revenue in the fourth quarter of fiscal 2012. Provision for income taxes increased 31% in the current fourth quarter compared to the same quarter in fiscal 2012 and is 32.2% of income before income taxes this quarter compared to 28.5% of income before income taxes for the same period in fiscal 2012. The increase in the effective tax rate in the fourth quarter of the current fiscal year was primarily due to the recognition of previously-unrecognized tax benefits last fiscal year following the completion of the Internal Revenue Service audit of the tax returns for several fiscal years. Net income for the fourth quarter totaled $47.7 million, or $0.55 per diluted share, compared to $43.3 million, or $0.50 per diluted share in the fourth quarter of fiscal 2012.
Operating income increased 12% to $265.5 million for fiscal 2013 compared to $236.2 million a year ago. Operating income was 24% of total revenue, a slight increase from 23% last fiscal year. The provision for income taxes decreased to 32.0% of income before income taxes in fiscal 2013 compared to 33.1% in fiscal 2012. Net income totaled $176.6 million for fiscal 2013, or $2.04 per diluted share, compared to $155.0 million, or $1.78 per diluted share, for fiscal 2012.
For the fourth quarter of 2013, the bank systems and services segment revenue increased 12% to $224.5 million from $200.9 million in the same quarter last year. Gross margin was 41% in the fourth quarter of 2013, compared to 40% in the same period last year. The credit union systems and services segment revenue increased 12% to $73.6 million with a gross margin of 44% for the fourth quarter of 2013 from $65.7 million and a gross margin of 41% in the same period a year ago.
In fiscal year 2013, the bank systems and services segment revenue increased 9% to $848.1 million with a gross margin of 42%, compared to $778.5 million with a gross margin of 41% last fiscal year. The credit union systems and services segment revenue increased 13% to $281.3 million for fiscal 2013 from $248.7 million last year, with gross margin increasing to 44% in the current year, from 41% in fiscal 2012.
According to Kevin Williams, CFO, “results for the year were very much in-line with our internal forecasts and budgets. Operating income was within one percent of our original projections. Our interest expense increased due to writing off the remaining balance related to the term loan that was paid off prior to year end. We currently have a strong cash balance along with our entire revolver facility available for potential acquisitions, stock buy-backs, which we purchased a little over 900 thousand shares during the quarter just ended, and general investment in the company.”
Balance Sheet, Cash Flow, and Backlog Review
At June 30, 2013, cash and cash equivalents decreased to $127.9 million from $157.3 million at June 30, 2012. Trade receivables increased to $231.3 million from $218.3 million a year ago. Current and long term debt decreased from $131.7 million a year ago to $15.3 million at June 30, 2013 primarily due to early repayment of the term loan. Deferred revenue increased to $304.6 million at June 30, 2013, compared to $296.0 million a year ago. Stockholders' equity increased 9% to $1,072.2 million at June 30, 2013, compared to $983.1 million a year ago.
Backlog increased 15% at June 30, 2013 to $498.8 million ($105.8 million in-house and $393.0 million outsourcing) from $435.3 million ($92.7 million in-house and $342.6 million outsourcing) at June 30, 2012. Backlog increased 8% when compared to March 31, 2013, which was $460.0 million ($100.5 million in-house and $359.5 million outsourcing).

JKHY Fiscal Year Net Income Increases 14%
August 13, 2013

Cash provided by operations totaled $309.2 million in the current year compared to $264.6 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Year Ended
	June 30,
	2013	2012
Net income	$176,645	$154,984
Non-cash expenses	136,955	125,377
Change in receivables	(12,739)	(10,795)
Change in deferred revenue	8,597	896
Change in other assets and liabilities	(284)	(5,912)
Net cash provided by operating activities	$309,174	$264,550
Cash used in investing activities for fiscal 2013 of $97.2 million included capital expenditure on facilities and equipment of $46.3 million and $51.3 million for the development of software. Cash used in investing activities for fiscal 2012 was $76.3 million and included capital expenditures of $41.4 million, and capitalized software development of $37.9 million.
During fiscal 2013, net cash used in financing activities for the current fiscal year was $241.3 million and included repayments on our credit facilities of $145.2 million, purchase of treasury stock of $58.1 million and the payment of dividends of $48.2 million. Cash used in financing activities was partially offset by net proceeds of $10.2 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash used in financing activities for the prior fiscal year was $94.1 million and included repayments on our credit facilities of $35.3 million, treasury stock purchases of $34.4 million and dividends paid of $38.1 million, partially offset by net proceeds of $13.7 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on August 14, 2013; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Fiscal Year Net Income Increases 14%
August 13, 2013

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended			Year Ended
	June 30,		% Change	June 30,		% Change
	2013	2012		2013	2012
REVENUE
License	$12,063	$13,986	(14)%	$54,818	$54,811	—%
Support and service	269,901	236,762	14%	1,015,211	909,176	12%
Hardware	16,184	15,861	2%	59,357	63,122	(6)%
Total	298,148	266,609	12%	1,129,386	1,027,109	10%
COST OF SALES
Cost of license	1,136	1,445	(21)%	4,824	6,111	(21)%
Cost of support and service	160,807	144,735	11%	603,920	551,285	10%
Cost of hardware	11,968	11,917	—%	43,650	45,983	(5)%
Total	173,911	158,097	10%	652,394	603,379	8%
GROSS PROFIT	124,237	108,512	14%	476,992	423,730	13%
Gross Profit Margin	42%	41%		42%	41%
OPERATING EXPENSES
Selling and marketing	20,558	20,588	—%	81,619	76,500	7%
Research and development	16,870	15,394	10%	63,202	60,876	4%
General and administrative	13,915	11,377	22%	66,624	50,119	33%
Total	51,343	47,359	8%	211,445	187,495	13%
OPERATING INCOME	72,894	61,153	19%	265,547	236,235	12%
INTEREST INCOME (EXPENSE)
Interest income	130	856	(85)%	640	1,176	(46)%
Interest expense	(2,701)	(1,375)	96%	(6,337)	(5,743)	10%
Total	(2,571)	(519)	395%	(5,697)	(4,567)	25%
INCOME BEFORE INCOME TAXES	70,323	60,634	16%	259,850	231,668	12%
PROVISION FOR INCOME TAXES	22,654	17,307	31%	83,205	76,684	9%
NET INCOME	$47,669	$43,327	10%	$176,645	$154,984	14%
Diluted net income per share	$0.55	$0.50		$2.04	$1.78
Diluted weighted average shares outstanding	86,525	87,051		86,619	87,287

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2013	2012
Cash and cash equivalents				$127,905	$157,313	(19)%
Receivables				231,263	218,305	6%
Total assets				1,629,155	1,619,492	1%

Accounts payable and accrued expenses				$80,229	$74,577	8%
Current and long term debt				15,295	131,669	(88)%
Deferred revenue				304,597	296,000	3%
Stockholder's Equity				1,072,169	983,056	9%